Exhibit 14.1

CYANOTECH CORPORATION

BOARD OF DIRECTORS

CODE OF CONDUCT

Our Standards of Conduct

Cyanotech Corporation is committed to conducting business in accordance with the highest standards of business ethics and in compliance with applicable laws, rules and regulations.  In furtherance of this commitment, the Board of Directors (the “Board”) promotes ethical behavior and has adopted this Code of Conduct for Directors (“ Directors’ Code”).

Every Director must:

(i)             represent the interests of the stockholders of Cyanotech Corporation;

(ii)          exhibit high standards of integrity, commitment and independence of thought and judgment;

(iii)       dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties; and

(iv)      comply with every provision of this Directors’ Code.

Conflicts of Interest

Directors must avoid conflicts of interest.  A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of this company or any of its subsidiary and affiliated companies (collectively, the “Company”).  A conflict of interest may also arise when a Director, or a member of his or her family(1), receives improper personal benefits as a result of his or her position in the Company.  Directors should also be mindful of, and seek to avoid, conduct which could reasonably be construed as creating an appearance of a conflict of interest.

(1)           As used herein, the term “family” means a Director’s family members who reside with him or her, including a spouse, parents, children (at home or away at college), stepchildren, grandchildren, siblings, mothers-and-fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law and anyone sharing the Director’s home, other than an employee or tenant.

While the Directors’ Code does not attempt to describe all possible conflicts of interest that could develop, the following are examples of conflicts of interest:

(i)             receiving loans or guarantees of obligations as a result of one’s position as a Director;

(ii)          engaging in conduct or activity that improperly interferes with the Company’s existing or prospective business relations with a third party;

(iii)       accepting bribes, kickbacks or any other improper payments for services relating to the conduct of the business of the Company; and

(iv) accepting, or having a member of a Director’s immediate family accept, a gift from persons or entities that deal with the Company, in cases where the gift is being made in order to influence the Director’s actions as a member of the Board, or where acceptance of the gift could otherwise reasonably create the appearance of a conflict of interest.

Any question about a Director’s actual or potential conflict of interest with the Company should be brought promptly to the attention of the Chair of the Nominating and Governance Committee and the Chairman of the Board, who will review the question and determine an appropriate course of action, including whether consideration or action by the full Board is necessary. Directors involved in any conflict or potential conflict situations shall recuse themselves from any decision relating thereto.

Business Relationships with Directors

For the purpose of minimizing the risk of conflicts of interest, the Board shall adopt and maintain a policy providing for the review of transactions with the Company or any of its affiliates in which any Director (including any member of a Director’s immediate family) has a direct or indirect material interest.

Use of Corporate Information, Opportunities and Assets

Directors may not compete with the Company, or use opportunities that are discovered through the use of Company property, Company information or position, for their personal benefit or the benefit of persons or entities outside the Company.  No Director may improperly use or waste any Company asset.

Confidentiality

Pursuant to their fiduciary duties of loyalty and care, Directors are required to protect and hold confidential all nonpublic information obtained due to their directorship position absent the express or implied permission of the Board of Directors to disclose such information. Accordingly,

(i)             no Director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company; and

(ii)          no Director shall disclose Confidential Information outside the Company, either during or after his or her service as a Director of the Company, except with authorization of the Board of Directors or as may be otherwise required by law.

Confidential Information(2) includes all non-public information entrusted to or obtained by a Director by reason of his or her position as a Director of the Company.  It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as:

•                  non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

•                  non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and

•                  non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and Directors.

(2)  “Confidential Information” includes, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor and supplier information, but excluding any such information that is or becomes generally available to the public, other than as a result of any breach of contract or other unauthorized disclosure by a person bound by the Directors’ Code or as a result of any breach of contract or other unauthorized disclosure by any Company officer, employee, agent, representative or consultant.

Compliance with Laws, Rules and Regulations

The Company requires strict compliance by all its Directors with applicable laws, rules and regulations.  These include federal and other securities laws, including insider trading laws, and the Company’s insider trading compliance policies.

Fair Dealing

Directors must deal fairly with each other and with the Company’s employees, customers, suppliers and competitors.  No Director may take unfair advantage of the Company’s other Directors, or of the Company’s employees, customers, suppliers, or competitors through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Accountability

The Directors’ Code referred to herein is mandatory and applies to all Directors, who are accountable for compliance with the Directors’ Code.

Directors should communicate any suspected violations of this Directors’ Code promptly to the Chair of the Nominating and Governance Committee and the Chairman of the Board.  Suspected violations will be investigated by or at the direction of the Board or the Nominating and Governance Committee, and appropriate action will be taken in the event that a violation is confirmed.

Waiver

Any waiver of any provision of the Directors’ Code may be made only by the Board or by the Nominating and Governance Committee, and must be promptly disclosed to the Company’s stockholders as required by applicable law or Securities Exchange Commission or stock exchange regulations.